EXHIBIT 3.3

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

NATIONAL INFORMATION CONSORTIUM, INC.

The undersigned corporation, pursuant to Section 7-110-106, Colorado Revised Statutes (C.R.S.), delivers these Articles of Amendment to the Colorado Secretary of State for filing, and states as follows:

FIRST:  The name of the Corporation is National Information Consortium, Inc.

SECOND:  The date the following amendment to the Articles of Incorporation was adopted was May 7, 2002.

THIRD:  The Articles of Incorporation are amended as follows:

ARTICLE I

The name of this corporation is NIC Inc.

FOURTH:  The Amendment to the Articles of Incorporation were duly adopted and approved by the shareholders of the Corporation by the shareholders of the Corporation on May 7, 2002.  The number of votes cast for the Amendment by each voting group entitled to vote separately was sufficient for approval by that voting group.

FIFTH:  The address to which the Secretary of State may send a copy of this document upon completion of filling (or to which the Secretary of State may return this document if filing is refused) is Rothgerber Johnson & Lyons, LLP, 1200 17th Street, Suite 3000, Denver, Colorado 80202, attention: D. Elizabeth Wills.

NATIONAL INFORMATION CONSORTIUM, INC.

By:	/s/ James B. Dodd
James B. Dodd, President